Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Entegris, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-105962) and on Form S-8 (Nos. 333-127599 and 333-53382) of Entegris, Inc. of our report dated March 3, 2008, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2007 and December 31, 2006, the four-month period ended December 31, 2005 and the year ended August 27, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Entegris, Inc. Our report refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109” as of January 1, 2007.

Our report dated March 3, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Entegris, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to accounting for income taxes has been identified and included in management’s assessment.

/s/ KPMG LLP

Minneapolis, Minnesota

March 3, 2008